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                                                                   Exhibit 10(h)

                              EXECUTIVE AGREEMENT
                              -------------------




     Agreement between Olin Corporation, a Virginia corporation ("Olin"), and _________________ (the "Executive"), dated as of December 10, 1998.

     Olin and the Executive agree as follows:

     1.  Definitions

         As used in this Agreement:

         (a) "Cause" means the willful and continued failure of the Executive to substantially perform his duties; the willful engaging by the Executive in gross misconduct significantly and demonstrably financially injurious to Olin; or willful misconduct by the Executive in the course of his employment which is a felony or fraud. No act or failure to act on the part of the Executive will be considered "willful" unless done or omitted not in good faith and without reasonable belief that the action or omission was in the interests of Olin or not opposed to the interests of Olin.

         (b) "Change in Control" means:

                (i) Olin ceases to be, directly or indirectly, owned by at least 1,000 stockholders;

                (ii) A person, partnership, joint venture, corporation or other entity, or two or more of any of the foregoing acting as a "person" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Act"), other than Olin, a majority-owned subsidiary of Olin or an employee benefit plan (or the plan's related trust) of Olin or such subsidiary, become(s) the "beneficial owner" (as defined in Rule 13d-3 under such Act) of 20% or more of the then outstanding voting stock of Olin;

                (iii) During any period of two consecutive years, individuals who at the beginning of such period constitute Olin's Board of Directors (together with any new Director whose election by Olin's Board of Directors or whose nomination for election by Olin's stockholders was approved by a vote of at least two-thirds of the Directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors then in office;

                (iv) All or substantially all of the business of Olin is disposed of pursuant to a merger, consolidation or other transaction in which Olin is not the surviving corporation or Olin combines with another company and is the surviving corporation (unless the shareholders of Olin immediately following such merger, consolidation, combination, or other transaction beneficially own, directly or indirectly, more than 50%

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of the aggregate voting stock or other ownership interests of (x) the entity or entities, if any, that succeed to the business of Olin or (y) the combined company) or

                (v) Approval by Olin's shareholders of (i) a sale of all or substantially all the assets of Olin or (ii) a liquidation or dissolution of Olin.

         (c) "Disability" means that the Executive has suffered an incapacity due to physical or mental illness which meets the criteria for disability established at the time under Olin's short term disability plan.

         (d) "Executive Severance" means:

                (i) twelve months of the Executive's then current monthly salary (without taking into account any reductions which may have occurred at or after the date of a Change in Control); plus

                (ii) an amount equal to the greater of (A) the Executive's average annual award actually paid under Olin's short-term annual incentive compensation plans or programs ("ICP") (including zero if nothing was paid or deferred but including any portion thereof the Executive has elected to defer) for the three years immediately preceding the date of Termination (or if the Executive has not participated in ICP for such three completed fiscal years, the average of any such awards for the shorter period of years in which the Executive was a participant) and (B) the Executive's then current ICP standard annual award.

         (e) "Potential Change in Control" means:

                (i) Olin has entered into an agreement the consummation of which would result in a Change in Control;

                (ii) any person (including Olin) publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change in Control;

                (iii) Olin learns that any person (other than an employee benefit plan of Olin or a subsidiary of Olin (or the plan's related trust)) has become the beneficial owner directly or indirectly of securities of Olin representing 9.5% or more of the combined voting power of Olin's then outstanding securities ordinarily entitled to vote in elections of directors; or

                (iv) the Board of Directors of Olin adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control of Olin has occurred;

provided, if an event specified in clause (iii) above has occurred by or on the date hereof, such event shall not be deemed a Potential Change in Control unless such person acquires

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another 1% of such securities subsequent to the date hereof.


          (f) "Termination" means:


                (i) The Executive is discharged by Olin other than for Cause;

                (ii) The Executive terminates his or her employment in the event that:

                        (1) Olin requires the Executive to relocate the Executive's then office to an area which is not within reasonable commuting distance, on a daily basis, from the Executive's then residence, except that prior to a Change in Control a requirement to relocate the Executive's office to Olin's corporate headquarters is not a basis for Termination;

                        (2) Olin reduces the Executive's base salary or fails to increase the Executive's base salary on a basis consistent (as to frequency and amount) with Olin's exempt salary system as then in effect or, in the event of a Change in Control, as in effect immediately prior to the Change in Control;

                        (3) Olin fails to continue the Executive's participation in its benefit plans (including incentive compensation and stock options) on substantially the same basis, both in terms of the amount of the benefits provided (other than due to Olin's or a relevant operation's financial or stock price performance provided such performance is a relevant criterion under such plan) and the level of the Executive's participation relative to other participants as exists on the date hereof; provided that, with respect to annual and long term incentive compensation plans, the basis with which the amount of benefits and level of participation of the Executive shall be compared shall be the average benefit awarded to the Executive under the relevant plan during the three completed fiscal years immediately preceding the date of Termination;

                        (4) The Executive suffers a Disability which prevents the Executive from performing the Executive's duties with Olin for a period of at least 180 consecutive days;

                        (5) Following a Change in Control, Olin fails to substantially maintain its benefit plans as in effect at the time of the Change in Control, unless reasonably equivalent arrangements (embodied in an on-going substitute or alternative plan) have been made with respect to such plans; or

                        (6) The Executive's duties, position or reporting responsibilities are diminished.

     For purposes solely of clarification, it is understood that (i) if, in connection with the spinoff of an Olin business or Olin's assets as a separate public company to Olin's shareholders, the Executive accepts employment with, and becomes employed at, the

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spunoff company or its affiliate, the termination of the Executive's employment with Olin shall not be considered a "Termination" for purposes of this Agreement provided a Change in Control shall not have occurred prior to the termination of the Executive's employment with Olin and (ii) except as provided in paragraph 5(f), in connection with the sale of an Olin business to a third party or the transfer or sale of an Olin business or Olin's assets to a joint venture to be owned directly or indirectly by Olin with one or more third parties, if the Executive accepts employment with, and becomes employed by, such buyer or its affiliate or such joint venture or its affiliate in connection with such transaction, such cessation of employment with Olin shall not be considered a "Termination" for purposes of this Agreement.

     2. Previous Change in Control Agreement. This Agreement supersedes and replaces the Executive Agreement dated as of October 3, 1997 between Olin and the Executive.


     3.  Term/Executive's Duties.


         (a) This Agreement expires at the close of business on September 30, 2002, unless prior to that date there is a Change in Control, in which case this Agreement will expire on the later of (i) the close of business on September 30, 2002, (ii) or three years following the date of the Potential Change in Control or (iii) three years following the date of the Change in Control; provided that the expiration of this Agreement will not affect any of the Executive's rights resulting from a Termination prior to such expiration. In the event of the Executive's death while employed by Olin, this Agreement shall terminate and be of no further force or effect on the date of his or her death; provided that the Executive's death will not affect any of the Executive's rights resulting from a Termination prior to death.

         (b) During the period of the Executive's employment by Olin, the Executive shall devote his or her full time efforts during normal business hours to Olin's business and affairs, except during reasonable vacation periods and periods of illness or incapacity. Nothing in this Agreement will preclude the Executive from devoting reasonable periods required for service as a director or a member of any organization involving no conflict of interest with Olin's interest, provided that no additional position as director or member shall be accepted by the Executive during the period of his employment with Olin without its prior consent.

         (c) The Executive agrees that in the event of any Potential Change in Control of Olin occurring from time to time after the date hereof, the Executive will remain in the employ of Olin until the earlier of (i) the end of the six month period following the occurrence of such Potential Change in Control and
(ii) a Change in Control during which time the Executive will have an office, title, duties and responsibilities substantially consistent with those applicable immediately prior to such Potential Change in Control.


     4.  Executive Severance Payment

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         (a) In the event of a Termination occurring before the expiration of this Agreement, Olin will pay the Executive a lump sum in an amount equal to the Executive Severance. The payment will be made within 10 days of the Termination.

         (b) In the event of a Termination after a Change in Control has occurred, in addition to the Executive Severance paid under paragraph 4(a) above, Olin will pay a Change in Control severance premium to the Executive in an amount equal to two times the Executive Severance. The Change in Control severance premium, if it becomes due, will be made within 10 days of the Termination.

         (c) The amount due under paragraph 4(a) and 4(b), if any, will be reduced to the extent that, if such amount in the aggregate were paid in equal monthly installments over a 12-month period (or in the event both paragraph 4(a) and 4(b) are applicable, a 36-month period), no installment would be paid after the Executive's sixty-fifth birthday.

         (d) The Executive will not be required to mitigate the amount of any payment provided for in paragraph 4(a) or 4(b) by seeking other employment or otherwise, nor shall any compensation received by the Executive from a third party reduce such payment except as explicitly provided in this Agreement. Except as may otherwise be expressly provided herein, nothing in this Agreement will be deemed to reduce or limit the rights which the Executive may have under any employee benefit plan, policy or arrangement of Olin. Except as expressly provided in this Agreement, payments made under paragraphs 4 or 5(e) shall not be affected by any set-off, counterclaim, recoupment, defense or other claim which Olin may have against the Executive.

         (e) If the Executive receives the Executive Severance, the Executive will not be entitled to receive any other severance otherwise payable to the Executive under any other severance plan of Olin. If on the Termination date the Executive is eligible and is receiving payments under any then existing Olin disability plan, then the Executive agrees that all such payments may, and will be, suspended and offset for 12 months (or in the event paragraph 4(b) is also applicable, 36 months) (subject to applicable law) following the Termination date. If after such period the Executive remains eligible to receive disability payments, then such payments shall resume in the amounts and in accordance with the provisions of the applicable Olin disability plan.

         (f) In the event the Executive, in connection with the sale of an Olin business to a third party or the transfer of an Olin business or Olin assets to a joint venture which would be owned directly or indirectly by Olin with one or more third parties, ceases to be employed by Olin and with Olin's consent becomes employed by the buyer or its affiliate or the joint venture or its affiliate, the Executive shall be entitled to the benefits provided under paragraph 4(a) (using Olin figures at the time of new employment) (subject to paragraphs 4(c), 4(d) and 4(e)) and the first sentence of paragraph 5(a) (subject to paragraph 5(c)), and paragraph 5(d), if the Executive has a

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Termination as defined in paragraph 1(f) with his new employer (with the new employer being substituted for Olin in such paragraph 1(f) and without giving any effect to the Change in Control references contained therein following such new employment) within 12 months of becoming employed by such new employer.
Any cash compensation amounts paid under this paragraph 4(f) shall be reduced by any severance, job transition or employment termination payments such Executive receives in cash from his or her new employer in connection with the Termination. In connection with this paragraph 5(f), in no event shall the Change in Control provisions of this Agreement be applicable once the Executive ceases to be employed by Olin.


     5.  Other Benefits


         (a) If the Executive becomes entitled to payment under paragraph 4(a), the Executive will receive 12 months service credit under all Olin Pension Plans for which the Executive was eligible at the time of the Termination (i.e., under Olin's qualified Pension Plans to the extent permitted under then applicable law, otherwise such credit will be reflected in a supplementary pension payment from Olin to be due at the times and in the manner payments are due the Executive under such qualified pension plans), and for 12 months from the date of the Termination the Executive (including covered dependents) will continue to enjoy coverage on the same basis as a similarly situated active employee under all Olin medical, dental, and life insurance plans to the extent the Executive was enjoying such coverage immediately prior to the Termination. The Executive's entitlement to insurance coverage under the Consolidated Omnibus Budget Reconciliation Act would commence at the end of the period during which insurance coverage is provided under this Agreement without offset for coverage provided hereunder. The Executive shall accrue no vacation during the 12 months following the date of Termination but shall be entitled to payment for accrued and unused vacation for the calendar year in which the Termination occurs. If the Executive receives the Executive Severance (including the amount referred to in paragraph 1(d)(ii)), the Executive shall not be entitled to an ICP award for the calendar year of Termination if Termination occurs during the first calendar quarter. Even if the Executive receives the Executive Severance (including the amount referred to in paragraph 1(d)(ii)) and if Termination occurs during or after the second calendar quarter, the Executive shall be entitled to a prorated ICP award for the calendar year of Termination which shall be determined by multiplying his or her then current ICP standard by a fraction the numerator of which is the number of weeks in the calendar year prior to the Termination and the denominator of which is 52. The Executive shall accrue no ICP award following the date of Termination. The accrued vacation pay and ICP award, if any, shall be paid in a lump sum when the Executive Severance is paid.

         (b) If the Executive becomes entitled to payment under paragraph 4(b), the pension credit and insurance coverage provided for in paragraph 5(a) will be for an additional 24-month period beyond the period provided in paragraph 5(a).

         (c) Notwithstanding the foregoing paragraphs 5(a) and 5(b), no such service credit or insurance coverage will be afforded by this Agreement with respect to

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any period after the Executive's sixty-fifth birthday.

         (d) In the event of a Termination, the Executive will be entitled at Olin's expense to outplacement counseling and associated services in accordance with Olin's customary practice at the time (or, if a Change in Control shall have occurred, in accordance with such practice immediately prior thereto) with respect to its senior executives who have been terminated other than for Cause. It is understood that the counseling and services contemplated by this paragraph 5(d) are intended to facilitate the obtaining by the Executive of other employment following a Termination, and payments or benefits by Olin in lieu thereof will not be available to the Executive.

         (e) Notwithstanding the provisions of Section 10 of the Olin Senior Executive Pension Plan (the "Senior Plan"), if the Executive is in active employment with Olin at the date of a Change in Control but has not attained age 55 at such date, the Executive shall (if then a Participant in the Senior Plan) nevertheless automatically be paid the lump-sum amount called for by such
Section 10, except that such lump-sum amount will be calculated first, by calculating the sum equal to the annual benefit which would otherwise be payable to the Executive at age 65 under all Olin pension plans assuming the Executive had terminated his or her employment with Olin on the date of the Change in Control, second, by multiplying such sum by 72%, which is the current percentage applicable in the calculation of benefits paid to employees retiring from active service with Olin at age 55 under the early retirement provisions of the Olin Employees Pension Plan, third, by determining the then lump-sum actuarial value of the product resulting from the second step, and fourth, by deducting from such lump-sum actuarial value the then lump-sum actuarial value of the Executive's accrued annual benefits under all other Olin pension plans. The actuarial value shall be determined as the amount needed to purchase a fixed annuity through Metropolitan Life Insurance Company ("Metropolitan") or its successor immediately prior to the Change in Control. In the event such annuity is not available through Metropolitan, then Prudential Insurance Company or an insurance company with comparable rating by A.M. Best & Company shall be substituted for Metropolitan. A lump-sum payment under this paragraph 5(e) will be used to reduce any payments under the Senior Plan which may become due to the Executive thereafter. The purpose of this paragraph 5(e) is to ensure that an Executive who is less than age 55 at the time of the Change in Control receives a lump-sum payment which when combined with the value of the Executive's pension benefits from all other Olin pension plans preserves the 72% age 55, subsidized early retirement factor, rather than the actuarial reduction. Such lump-sum payment shall be discounted by the same interest rate used by the insurance company to determine the actuarial value to provide for the deferral of the benefit until the Executive reaches age 55.

         (f) If the Executive becomes entitled to the payment under paragraph 4(b), at the end of the period for insurance coverage provided in accordance with paragraph 5(b), the Executive shall be entitled to continue in Olin's medical and dental coverage (including dependent coverage) on terms and conditions no less favorable to the Executive as in effect prior to the Change in Control for the Executive until the Executive

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reaches age 65; provided that if the Executive obtains other employment which offers medical or dental coverage to the Executive and his or her dependents, the Executive shall enroll in such medical or dental coverage, as the case may be, and the corresponding coverage provided to the Executive hereunder shall be secondary coverage to the coverage provided by the Executive's new employer so long as such employer provides the Executive with such coverage.

         (g) If there is a Change in Control, Olin shall not reduce or diminish the insurance coverage or benefits which are provided to the Executive under paragraph 5(a), 5(b) or 5(f) during the period the Executive is entitled to such coverage; provided the Executive makes the premium payments required by active employees generally for such coverage, if any, under the terms and conditions of coverage applicable to the Executive. Following a Change in Control, incentive compensation plans in which the Executive participates shall contain reasonable financial performance measures and shall be consistent with practice prior to the Change in Control.


     6.  Participation in Change in Control/Section 4999 of Internal Revenue
Code


         (a) In the event that the Executive participates or agrees to participate by loan or equity investment (other than through ownership of less than 1% of publicly traded securities of another company) in a transaction ("acquisition") which would result in an event described in paragraph 1(b)(i) or
(ii), the Executive must promptly disclose such participation or agreement to Olin. If the Executive so participates or agrees to participate, no payments due under this Agreement or by virtue of any Change in Control provisions contained in any compensation or benefit plan of Olin will be paid to the Executive until the acquiring group in which the Executive participates or agrees to participate has completed the acquisition. In the event the Executive so participates or agrees to participate and fails to disclose his participation or agreement, the Executive will not be entitled to any payments under this Agreement or by virtue of Change in Control provisions in any Olin compensation or benefit plan, notwithstanding any of the terms hereof or thereof.

         (b) Anything in this Agreement to the contrary notwithstanding, in the event that it shall be determined that any payment or distribution by Olin to or for the benefit of the Executive (whether paid or payable or distributed or distributable) pursuant to the terms of this Agreement or otherwise (collectively, the "Payments") but determined without regard to any additional payments required under this paragraph 6(b), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, the Executive shall be entitled to receive an additional payment (the "Gross-Up Payment") in an amount equal to (i) the amount of the excise tax imposed on the Executive in respect of the Payments (the "Excise Tax") plus (ii) all federal, state and local income, employment and excise taxes (including any interest or penalties imposed with respect to such taxes) imposed on the Executive in respect of the Gross-Up Payment, such that after payments of all such taxes (including any applicable interest or penalties) on the Gross-Up Payment, the Executive retains a portion of the Gross-Up Payment equal to the Excise Tax.

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     7.  Successors; Binding Agreement

         (a) Olin will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of Olin, by agreement, in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that Olin would be required to perform if no such succession had taken place. Failure of Olin to obtain such assumption and agreement prior to the effectiveness of any such succession will be a breach of this Agreement and entitle the Executive to compensation from Olin in the same amount and on the same terms as the Executive would be entitled to hereunder had a Termination occurred on the succession date. As used in this Agreement, "Olin" means Olin as defined in the preamble to this Agreement and any successor to its business or assets which executes and delivers the agreement provided for in this paragraph 7 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law or otherwise.

         (b) This Agreement shall be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

     8. Notices. For the purpose of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

     If to the Executive:



     If to the Company:  Olin Corporation
                         501 Merritt 7
                         P.O. Box 4500
                         Norwalk, CT  06856-4500
                         Attention:  Corporate Secretary

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

          9. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Virginia (without giving effect to its conflicts of law).

          10. Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in

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writing signed by the Executive and Olin. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

          11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same Agreement.

          12. Withholding of Taxes. Olin may withhold from any benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

          13. Non-assignability. This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder, except as provided in paragraph 7 above. Without limiting the foregoing, the Executive's right to receive payments hereunder shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, other than a transfer by his will or by the laws of descent or distribution, and, in the event of any attempted assignment or transfer by the Executive contrary to this paragraph, Olin shall have no liability to pay any amount so attempted to be assigned or transferred.

          14. No Employment Right. This Agreement shall not be deemed to confer on the Executive a right to continued employment with Olin.


     15.  Disputes/Arbitration.


          (a) Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration at Olin's corporate headquarters in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that the Executive shall be entitled to seek specific performance of the Executive's right to be paid during the pendency of any dispute or controversy arising under or in connection with this Agreement.

          (b) Olin shall pay all reasonable legal fees and expenses, as they become due, which the Executive may incur to enforce this Agreement through arbitration or otherwise unless the arbitrator determines that Executive had no reasonable basis for his claim. Should Olin dispute the entitlement of the Executive to such fees and expenses, the burden of proof shall be on Olin to establish that the Executive had no reasonable basis for his claim.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed

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and delivered as of the day and year first above set forth.

                                         OLIN CORPORATION



                                         By:  ______________________________
                                              Donald W. Griffin
                                              Chairman of the Board, President
                                              and Chief Executive Officer



_________________________

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